Exhibit 99.1

Ironclad Performance Wear Reports Fourth Quarter and Fiscal Year 2010 Results

Company Reports Record Sales, Continued Growth and Positive Earnings For 2010

LOS ANGELES, CA – March 2, 2011 – Ironclad Performance Wear Corporation (ICPW:OB), the recognized leader in high-performance task-specific work gloves and apparel, announced today financial results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter 2010 Results
The Company reported net sales for the fourth quarter of 2010 of $5.70 million, an increase of 28.7% percent from the fourth quarter 2009 of $4.43 million.

Gross profit increased 19.7% to $2.04 million, or 35.7% of net sales, compared to $1.70 million, or 38.4% of net sales in the fourth quarter of 2009.

Operating expenses as a percent of net sales decreased to 24.4%, or $1.39 million, compared to 36.5% of net sales, or $1.62 million during the same period last year.

Net income from operations increased 662% to $647,692 compared to $84,970 during the same period in 2009.  This continuing improvement in net income from operations reflects the increasing financial strength and discipline of the Company, and its ability to execute consistently on its business plan.

“As evidenced by Ironclad’s financial results, the fourth quarter was exceptional on all fronts – sales, margins and profitability” said Scott Jarus, Chairman and CEO of Ironclad.  “Several new opportunities came to fruition during the quarter, including the introduction of Ironclad’s Snap-on branded gloves in Costco and two national automotive parts stores.  We also saw significant sales growth with our existing customer base across all market segments, industrial and retail/consumer”.

Fiscal 2010 Year-End Results
Full-year net sales for 2010 were $15.0 million, representing a 10.1% increase from the 2009 net sales of $13.6 million.

Gross profit increased 14.6% to $5.9 million, or 39.5% of net sales in 2010, compared to $5.2 million, or 37.9% of net sales for full-year 2009.

Operating expenses as a percent of net sales decreased to 36.3%, or $5.4 million, compared to 42.4% of net sales, or $5.8 million for full-year 2009.

Net Income from operations increased 179% to $479,169 compared to a net loss from operations of $609,037 for fiscal year 2009.

Net Income for 2010 increased to $365,577, representing more than a $1 million improvement when compared to a net loss of $709,742 in the prior year.  As a result, the Company had positive earnings per share of $0.01.

Mr. Jarus added, “As I expressed last year at this time, 2010 marked a very significant inflection point for Ironclad.  The Company took advantage of many new opportunities which, when combined with a strong business discipline, enabled us to exceed expectations on every level.  The foundation established in 2010 provides an excellent launching point for exceptional performance in 2011 and beyond”.

Guidance for 2011
Ironclad expects that its Net Sales for 2011 will increase by 10% to 12%, EBITDA, including non-cash stock option expense (Earnings Before Interest, Taxes, Depreciation, Amortization and ASC 718 stock option expense) will grow, and earnings per share will marginally increase.  This guidance is based upon organic growth only, and does not contemplate any acquisition opportunities which, if identified and concluded, are expected to be accretive to this 2011 guidance on both a Net Sales and Net Income basis.

Mr. Jarus concluded, “Our financial results for 2010 demonstrate that the Company has the ability to leverage its brand, products and expertise for continued growth and success in the future.  There are very significant market opportunities ahead for the Company, including Ironclad’s entry into the outdoor sporting goods market through the introduction of Realtree branded gloves; the further expansion of the Snap-on branded gloves into new distribution channels; and the continued strong growth of Ironclad’s SMU program.  In addition, we expect our most technical gloves, such as the KONG (oil & gas) glove line, to experience continued market expansion around the world.”

Conference Call
Ironclad Performance Wear will hold a conference call to discuss 2010 financial results on Wednesday, March 2nd, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  To participate in the conference call, interested parties should dial (877) 941-1427 ten minutes prior to the call.  International callers should dial 1+ (480) 629-9664. If you are unable to participate in the live call, a replay will be available from March 2nd at 7:30 p.m. Eastern Time through 11:59 p.m. Eastern Time on March 16, 2011.  To access the replay, dial (877) 870-5176 (passcode: 4415932). International callers should dial 1+ (858) 384-5517 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com. For those unable to participate during the live broadcast, the Webcast will be archived on this site through March 16, 2011.

The Company's financial results will be posted online at www.ironclad.com once they are publicly released.

About Ironclad Performance Wear Corporation
Ironclad Performance Wear is a leader in high-performance task-specific work gloves and apparel.  It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding guidance about and achievement of financial goals and exceptional performance for 2011, increasing interest and sales of Ironclad’s products, market opportunities presented by new products and/or customers and Ironclad’s profitability in 2011.  For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Scott Jarus, CEO
scottj@ironclad.com
(310) 643-7800 x120

Lorna Miller, Media Relations
lornam@ironclad.com
(310) 496-0930

Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$1,067,437	$712,552
Accounts receivable net of allowance for doubtful accounts of $130,000 and $114,000	776,943	1,171,014
Due from Factor	1,968,764	320,169
Inventory net of reserve of $220,000 and $132,000	3,268,189	3,516,190
Deposits on Inventory	1,033,982	286,384
Prepaid and other	119,931	130,382
Total current assets	8,235,246	6,136,691

Property, Plant and equipment
Computer equipment and software	390,525	212,360
Vehicle	43,680	43,680
Office equipment and furniture	193,034	138,256
Leasehold improvements	39,694	38,594
Less: accumulated amortization	(406,909)	(335,317)
Total property, plant and equipment	260,024	97,573

Trademarks, net of accumulated amortization of $24,762 and $19,008	109,958	101,727
Deposits	11,354	11,354

Total Assets	$8,616,582	$6,347,345

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,526,103	$1,483,018
Line of credit	1,776,388	1,237,961
Total current liabilities	4,302,491	2,720,979

Long Term Liabilities
Fair value of warrant liability	-	5,383
Total Liabilities	4,302,491	2,726,362

Stockholder's Equity
Common stock, $.001 par value; 172,744,750 million shares
authorized; 72,951,185 shares issued and outstanding	72,951	72,951
Additional paid In capital	18,232,713	17,905,182
Accumulated deficit	(13,991,573)	(14,357,150)
Total Stockholders' Equity	4,314,091	3,620,983

Total Liabilities & Stockholders' Equity	$8,616,582	$6,347,345

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Twelve Months Ended December 31, 2010	Twelve Months Ended December 31, 2009

REVENUES
Net sales	$5,696,859	$4,427,033	$14,999,181	$13,625,272

COST OF SALES
Cost of sales	3,661,180	2,726,285	9,078,793	8,460,249

GROSS PROFIT	2,035,679	1,700,748	5,920,388	5,165,023

OPERATING EXPENSES
General and administrative	505,355	730,024	2,072,465	2,372,566
Sales and marketing	601,373	659,631	2,301,669	2,468,336
Research and development	68,911	51,409	311,088	249,967
Purchasing, warehousing and distribution	193,146	154,611	678,650	595,279
Depreciation and amortization	19,202	20,102	77,347	87,912

Total Operating Expenses	1,387,987	1,615,777	5,441,219	5,774,060

INCOME (LOSS) FROM OPERATIONS	647,692	84,970	479,169	(609,037)

OTHER INCOME (EXPENSE)
Interest expense	(30,485)	(23,488)	(90,883)	(84,863)
Interest income	32	52	73	525
Change in fair value of warrant liability	-	-	-	-
Other income(expense), net	(20,099)	(429)	(19,525)	(11,135)
Unrealized gain (loss) on financings activities	-	(203)	(1,929)	(3,286)
Loss on disposition of equipment	-	-	-	(480)

Total Other Income(Expense), Net	(50,552)	(24,068)	(112,264)	(99,239)

NET INCOME (LOSS) BEFORE INCOME TAXES	597,140	60,902	366,905	(708,276)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	-	-	1,328	1,466

NET INCOME (LOSS)	$597,140	$60,902	$365,577	$(709,742)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.01	$0.00	$0.01	$(0.01)
Diluted	$0.01	$0.00	$0.00	$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	72,951,185	72,951,185	72,951,185	69,977,713
Diluted	81,343,673	82,960,589	81,343,673	79,987,117

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